Exhibit 7.5
Dated as of April 17, 1996

BELL CANADA
and
MONTREAL TRUST COMPANY
— COMPAGNIE MONTRÉAL TRUST
Trustee
FIRST SUPPLEMENTAL
TRUST INDENTURE

Table of Contents

Section	PAGE
Recitals	1

ARTICLE ONE
INTERPRETATION

1.01 Part of Original Trust Indenture	2
1.02 Definitions	2

ARTICLE TWO
ISSUE OF SERIES 1 SUBORDINATED DEBENTURES

2.01 Limit of Issue and Designation	3
2.02 Form and Terms of Series 1 Subordinated Debentures	3
2.03 Issue of Series 1 Subordinated Debentures	3
2.04 Notice to Series 1 Subordinated Debentureholders	4

ARTICLE THREE
EXTENSION OF INTEREST PAYMENT PERIOD

3.01 Right to Extend	5
3.02 Restrictions on Dividends and Retirement of Shares	5
3.03 Notice of Extension	5

ARTICLE FOUR
REDEMPTION AND PURCHASE OF SERIES 1 SUBORDINATED DEBENTURES

4.01 Redemption of Series 1 Subordinated Debentures	6
4.02 Purchase of Series 1 Subordinated Debentures	6

ARTICLE FIVE
FORM OF SERIES 1 SUBORDINATED DEBENTURES

5.01 Form of Series 1 Subordinated Debentures	7

ARTICLE SIX
EXECUTION

6.01 Counterparts and Formal Date	17

THIS FIRST SUPPLEMENTAL TRUST INDENTURE made as of April 17, 1996
BETWEEN

BELL CANADA incorporated under the laws of Canada and having its registered office in the City of Montréal, in the Province of Québec, herein called the “Corporation”

OF THE FIRST PART

—and—

MONTREAL TRUST COMPANY — COMPAGNIE MONTRÉAL TRUST, a trust company incorporated under the laws of the Province of Québec and having its head office in the City of Montréal in the Province of Québec, herein called the “Trustee”

OF THE SECOND PART
     Whereas under an indenture made as of April 17, 1996 between the Corporation and the Trustee (the “Original Trust Indenture”) the creation and issue of Subordinated Debentures from time to time without limitation as to principal amount was provided for;
     And Whereas pursuant to the provisions of the Original Trust Indenture, the directors of the Corporation have authorized the creation and issue of additional Debentures thereunder upon the terms set forth in this First Supplemental Trust Indenture;
     And Whereas all things necessary have been done and performed to authorize the execution of this First Supplemental Trust Indenture, to make the same effective and binding upon the Corporation and to make the first series of Subordinated Debentures when certified by the Trustee or the Registrar and issued as provided in this First Supplemental Trust Indenture valid, binding and legal obligations of the Corporation with the benefits and subject to the terms of the Original Trust Indenture and this First Supplemental Trust Indenture.
     NOW THEREFORE THIS INDENTURE WITNESSETH and it is hereby agreed and declared as follows:

Section 1.01
ARTICLE ONE
Interpretation
SECTION 1.01. Part of Original Trust Indenture. The Original Trust Indenture is a part of this First Supplemental Trust Indenture and by this reference is incorporated herein with the same effect as though at length set forth herein; and in this First Supplemental Trust Indenture, unless there is something in the subject or context inconsistent therewith, the expressions herein contained shall have the same meaning as corresponding expressions in the Original Trust Indenture. All the provisions of the Original Trust Indenture, except only so far as the same may be inconsistent with the express provisions of this First Supplemental Trust Indenture, shall apply to and shall have effect in connection with this First Supplemental Trust Indenture.
SECTION 1.02. Definitions. In this First Supplemental Trust Indenture, unless there is something in the subject matter or context inconsistent therewith:
     “8.875% Subordinated Debentures, Series 1, Due 2026” and “Series 1 Subordinated Debentures” mean the $500,000,000 aggregate principal amount of 8.875% Subordinated Debentures, Series 1, Due 2026 referred to in Section 2.01 hereof, including Debentures issued in substitution for any such Debentures.

Section 2.01
ARTICLE TWO
Issue of Series 1 Subordinated Debentures
SECTION 2.01. Limit of Issue and Designation. A Series of Subordinated Debentures is hereby created and authorized to be issued pursuant to the Original Trust Indenture consisting of and limited to $500,000,000 principal amount in lawful money of Canada and hereby designated “8.875% Subordinated Debentures, Series 1, Due 2026”.
SECTION 2.02. Form and Terms of Series 1 Subordinated Debentures. The Series 1 Subordinated Debentures shall be issued as fully registered Debentures only in denominations of any multiple of $1,000; shall be in both the English and French languages and be in or substantially in the form set forth in Article Five; each of the Series 1 Subordinated Debentures shall be dated April 17, 1996; shall be payable in lawful money of Canada on April 17, 2026 at any branch in Canada of Bank of Montreal, at the holder’s option, and shall bear interest payable at any one of the said places at the holder’s option in like money at the rate of 8.875% per annum, and, subject to the provisions of Article Three hereof, the first of such interest payments to be made on October 17, 1996 and thereafter half-yearly on April 17 and October 17 in each year, shall be redeemable at the option of the Corporation upon the terms stated in Article Four hereof; and shall bear such distinguishing letters and numbers as the Trustee shall approve.
SECTION 2.03. Issue of Series 1 Subordinated Debentures. Series 1 Subordinated Debentures to the aggregate principal amount of $125,000,000 in definitive form may forthwith be executed by the Corporation and certified by or on behalf of the Trustee or the Registrar and delivered by the Trustee to or upon the written order of the Corporation, without the Trustee or the Registrar receiving any consideration therefor.
     In addition, Series 1 Subordinated Debentures to the aggregate principal amount of $375,000,000 in definitive form may from time to time be executed by the Corporation and certified by or on behalf of the Trustee or the Registrar and delivered by the Trustee or the Registrar to or upon the written order of the Corporation, without the Trustee or the Registrar receiving any consideration therefor.

Section 2.04
SECTION 2.04. Notice to Series 1 Subordinated Debentureholders. The Trustee shall, within 90 days after the occurrence of a default, give to all holders of Series 1 Subordinated Debentures notice (in the manner provided in Article Twelve of the Original Trust Indenture) of all defaults known to the Trustee, unless such defaults shall have been cured before the giving of such notice (the term “defaults” for the purpose of this Section 2.04 being hereby defined to be the events specified in subsections (a), (b), (c), (d) and (e) of section 6.01 of the Original Trust Indenture, not including periods of grace, if any, provided for therein and irrespective of the giving of the notice specified in subsection (d) of section 6.01 of the Original Trust Indenture); and provided that, except in the case of default in the payment of the principal of or interest on any of the Series 1 Subordinated Debentures, the Trustee shall be protected in withholding such notice if and so long as the board of directors, or the executive committee thereof, of the Trustee in good faith determines that the withholding of such notice is in the interest of the holders of the Series 1 Subordinated Debentures.

Section 3.01
ARTICLE THREE
Extension of Interest Payment Period
SECTION 3.01. Right to Extend. The Corporation shall have the right, at its option, to elect to extend from time to time an interest payment period for a term not exceeding 5 years (the “Extension Period”), provided that the Extension Period shall terminate on an interest payment date on which interest would otherwise have been payable in accordance with the provisions of Section 2.02 hereof and that the Extension Period shall not extend beyond the maturity of the Series 1 Subordinated Debentures. Prior to the expiration of the Extension Period, the Corporation shall have the right from time to time to increase the term of such Extension Period, provided that, following any such increases, the term of the Extension Period shall not exceed 5 years or extend beyond the maturity of the Series 1 Subordinated Debentures. At the expiration of the Extension Period the Corporation shall pay all interest then accrued and unpaid on the Series 1 Subordinated Debentures together with interest thereon at the rate specified in Section 2.02 hereof. Upon the termination of any Extension Period and the payment of all amounts then due, the Corporation shall have the right to elect a new Extension Period.
SECTION 3.02. Restrictions on Dividends and Retirement of Shares. During any Extension Period the Corporation shall not: (i) declare, pay or set apart for payment any dividends on the Common Shares of the Corporation or any class or series of preferred shares of the Corporation; or (ii) except in connection with the exercise of a shareholder’s right to require the Corporation to redeem shares of the Corporation in accordance with the terms and conditions attaching thereto, call for redemption, redeem, purchase or otherwise retire for value or make any capital distribution on or in respect of the Common Shares of the Corporation or any class or series of preferred shares of the Corporation.
SECTION 3.03. Notice of Extension. The Corporation shall give to the Trustee and to all holders of Series 1 Subordinated Debentures notice (in the manner provided in Article Twelve of the Original Trust Indenture) of its election to extend an interest payment period or increase the term of any Extension Period at least 10 Business Days (as defined below) prior to the next interest payment date and such notice shall specify the date on which the Extension Period shall terminate.
     “Business Day” shall mean a day on which both The Montreal Exchange and The Toronto Stock Exchange or any successor facilities are open for business.

Section 4.01
ARTICLE FOUR
Redemption and Purchase of Series 1 Subordinated Debentures
SECTION 4.01. Redemption of Series 1 Subordinated Debentures. The Corporation shall have the right at its option, and upon prior notice of not less than 30 days nor more than 60 days, to redeem prior to April 17, 2026 at any time the whole or from time to time any part of the Series 1 Subordinated Debentures for the time being outstanding in lawful money of Canada at a price equal to the higher of the Canada Yield Price (as defined below) and 100% of the principal amount thereof, together in each case with accrued interest, if any, to the date fixed for redemption.
     “Canada Yield Price” shall mean a price equal to the price of the Series 1 Subordinated Debentures calculated to provide a yield to maturity compounded semi-annually and calculated in accordance with generally accepted financial practice, equal to the Government of Canada Yield plus 0.25% on the Business Day preceding the date of the resolution of the directors authorizing the redemption.
     “Government of Canada Yield” on any date shall mean the average of the yields determined by two registered Canadian investment dealers, selected by the Corporation, as being the yield to maturity on such date compounded semi-annually and calculated in accordance with generally accepted financial practice, which a non-callable Government of Canada Bond would carry if issued in Canadian dollars in Canada at 100% of its principal amount on such date with a term to maturity equal to the remaining term to maturity of the Series 1 Subordinated Debentures.
SECTION 4.02. Purchase of Series 1 Subordinated Debentures. The Corporation shall have the right at any time and from time to time to purchase Series 1 Subordinated Debentures in the market, by tender or by private contract at any price.

Section 5.01
ARTICLE FIVE
Form of Series 1 Subordinated Debentures
SECTION 5.01. Form of Series 1 Subordinated Debentures. The following is the form of Series 1 Subordinated Debentures referred to in Section 2.02:

No.	$
BELL CANADA
8.875% SUBORDINATED DEBENTURE, SERIES 1, DUE 2026
     BELL CANADA (hereinafter called the “Corporation”) for value received hereby acknowledges itself indebted and promises to pay to _______ or registered assigns on April 17, 2026, or on such earlier date as the principal hereof may become due in accordance with the provisions of the Trust Indenture hereinafter mentioned, the principal sum of _______ DOLLARS in lawful money of Canada on presentation and surrender of this Subordinated Debenture at any branch in Canada of Bank of Montreal, at the holder’s option, and to pay interest on the said principal sum at the rate of 8.875% per annum in like money, subject to the right of the Corporation to extend an interest payment period as provided for herein, half-yearly on April 17, and October 17 in each year, commencing October 17, 1996, until payment of the said principal sum, from the date hereof or from the interest payment date next preceding the date of certification hereof, whichever shall be the later, unless such date of certification be an interest payment date, in which event this Subordinated Debenture shall bear interest from such interest payment date, such interest to be payable at any one of the said places at the holder’s option; and should the Corporation at any time make default in the payment of the principal or interest, to pay interest on the amount in default at the same rate in like money at the same places and half-yearly on the same dates. Interest hereon shall be payable (except at maturity when interest may at the option of the Corporation be paid on surrender hereof) by cheque mailed to the registered holder hereof as provided in the Trust Indenture and, subject to the provisions of the Trust Indenture, the mailing of such cheque shall satisfy and discharge the liability for interest on this Subordinated Debenture to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold therefrom.

Section 5.01
     This Subordinated Debenture is one of the Subordinated Debentures of the Corporation issued or issuable in one or more series under the provisions of an indenture (which indenture together with all instruments supplemental or ancillary thereto is herein referred to as the “Trust Indenture”) made as of April 17, 1996, between the Corporation and Montreal Trust Company, as Trustee (hereinafter called the “Trustee”). The 8.875% Subordinated Debentures, Series 1, Due 2026 (herein sometimes referred to as the “Series 1 Subordinated Debentures”), of which this is one, are limited to an aggregate principal amount of $500,000,000 in lawful money of Canada and mature on April 17, 2026. The aggregate principal amount of Subordinated Debentures of other series which may be issued under the Trust Indenture is unlimited, but such Subordinated Debentures may be issued only upon the terms and subject to the conditions provided in the Trust Indenture.
     This Subordinated Debenture and all other Subordinated Debentures certified and delivered under the Trust Indenture rank equally and ratably without discrimination, preference or priority. This Subordinated Debenture is an unsecured direct obligation of the Corporation. The Trust Indenture provides that in the event of the insolvency or winding-up of the Corporation, the indebtedness evidenced by all Subordinated Debentures issued thereunder, including the Series 1 Subordinated Debentures, will be subordinate in right of payment to the prior payment in full of the principal of, premium, if any, interest on and other amounts in respect of (i) indebtedness, other than indebtedness represented by the Subordinated Debentures, issued, assumed or guaranteed by the Corporation for borrowed money or for the deferred purchase price of property; (ii) all other liabilities of the Corporation; and (iii) renewals, extensions or refundings of any such indebtedness, except, in each case, those which by their terms rank in right of payment equally with or subordinate to the Subordinated Debentures. Reference is made to the Trust Indenture for particulars of the rights of the holders of Subordinated Debentures and of the Corporation and of the Trustee and the terms and conditions upon which the Subordinated Debentures are issued and held, to all of which the holder of this Subordinated Debenture, by acceptance hereof, assents.
     Subject to the conditions provided in the Trust Indenture, the Corporation shall have the right, at its option, to elect to extend from time to time an interest payment period for a term not exceeding 5 years (the “Extension Period”), provided that the Extension Period shall terminate on an interest payment date on which interest would otherwise have been payable in accordance with the provisions hereof and that the Extension Period shall not extend beyond the maturity of the Series 1 Subordinated Debentures. Prior to the expiration of the Extension Period, the Corporation shall have the right from time to time to increase the term of such Extension Period, provided that, following any such increases, the term of the Extension Period shall not exceed 5 years or extend beyond the maturity of the Series 1 Subordinated Debentures. At the expiration of the Extension Period the Corporation shall pay all interest then accrued and unpaid on the Series 1 Subordinated Debentures together with interest thereon at the rate of 8.875% per annum. Upon the termination of any Extension Period and the payment of all amounts then due, the Corporation shall have the right to elect a new Extension Period. The Corporation shall

Section 5.01
give notice of its selection of an Extension Period or an increase in the term thereof at least 10 business days prior to the next interest payment date.
     The Corporation shall have the right at its option and upon prior notice of not less than 30 days nor more than 60 days to redeem prior to April 17, 2026 at any time the whole or from time to time any part of the Series 1 Subordinated Debentures for the time being outstanding at a price equal to the higher of the Canada Yield Price (as defined in the Trust Indenture) and 100% of the principal amount thereof, together in each case with accrued interest, if any, to the date fixed for redemption.
     The right is reserved to the Corporation to purchase Series 1 Subordinated Debentures in the market, by tender or by private contract at any price.
     In case an event of default, as defined in the Trust Indenture, shall have occurred, the principal of and interest on all Subordinated Debentures outstanding under the Trust Indenture may be declared, and shall thereupon become, immediately due and payable, with the effects and subject to the conditions set forth in the Trust Indenture. The Trust Indenture contains provisions for the waiver of defaults and cancellation of declarations and provides the terms and conditions under which such waivers and cancellations may be made.
     The Trust Indenture contains provisions making binding upon all holders of Subordinated Debentures outstanding thereunder resolutions passed at meetings of such holders held in accordance with such provisions and instruments in writing signed by the holders of a specified majority of Subordinated Debentures outstanding.
     Upon presentation at the principal office of the Registrar, The R-M Trust Company, in St. John’s, Halifax, Charlottetown, Saint John, Montréal, Toronto, Winnipeg, Regina, Calgary or Vancouver or at such other facilities as the Corporation may provide from time to time, subject to the provisions of the Trust Indenture and upon compliance with the reasonable requirements of the Trustee: (1) Subordinated Debentures of any denomination may be exchanged for Subordinated Debentures of any other authorized denomination, in each case of the same series and of the same aggregate principal amount; and (2) a Subordinated Debenture may be transferred by the registered holder thereof or his executors, administrators or other legal representatives or his or their attorney duly appointed in writing.
     This Subordinated Debenture shall not become obligatory for any purpose until it shall have been certified by or on behalf of the Trustee or the Registrar for the time being under the Trust Indenture.

Section 5.01
     IN WITNESS WHEREOF Bell Canada has caused its corporate seal to be hereto affixed and this Subordinated Debenture to be signed by its President and its Corporate Secretary and dated April 17, 1996.
BELL CANADA

Corporate Secretary	President
(Seal)

Section 5.01
(Form of Registrar’s Certificate)
REGISTRAR’S CERTIFICATE
     This Subordinated Debenture is one of the 8.875% Subordinated Debentures, Series 1, Due 2026 referred to in the Trust Indenture within mentioned.
Date of certification _______

THE R-M TRUST COMPANY, Registrar
By:
Authorized Officer

(Form of Transfer)
TRANSFER
     FOR VALUE RECEIVED, the undersigned hereby assign(s) and transfer(s) unto______________ the within Subordinated Debenture, together with the principal thereof and all accrued interest thereon, hereby irrevocably constituting and appointing ______________ attorney to transfer the said Subordinated Debenture on the register maintained for that purpose with full power of substitution in the premises.
Dated ______________
In the presence of:

Section 5.01

No	$
BELL CANADA
DEBENTURE SUBORDONNÉE À 8,875%, SÉRIE 1,
ÉCHÉANT EN 2026
     BELL CANADA (ci-après appelée la «société»), pour valeur reçue, reconnaît par les présentes devoir et promet de payer à _______ ou à ses ayants droit inscrits, le 17 avril 2026 ou à toute date antérieure à laquelle le principal des présentes peut devenir exigible en vertu des dispositions de l’acte de fiducie mentionné ci-dessous, le montant en principal de _______ DOLLARS en monnaie légale du Canada sur présentation et remise de cette débenture subordonnée à toute succursale au Canada de la Banque de Montréal, au choix du porteur, et de payer l’intérêt sur ledit montant en principal au taux de 8,875 % Tan, en la même monnaie, sous réserve du droit de la société de prolonger la période de paiement des intérêts, ainsi qu’il est prévu dans les présentes, semi-annuellement le 17 avril et le 17 octobre de chaque année, à compter du 17 octobre 1996, jusqu’au paiement dudit montant en principal, à compter de la date des présentes ou de la date de paiement d’intérêt qui précède immédiatement la date d’attestation des présentes, selon la dernière éventualité, à moins que cette date d’attestation ne soit une date de paiement d’intérêt, auquel cas cette débenture subordonnée portera intérêt à compter de cette date de paiement d’intérêt, cet intérêt étant payable à l’un ou l’autre de ces endroits, au choix du porteur. Au cas où la société ferait défaut, à tout moment, de payer le principal ou tout intérêt sur cette débenture subordonnée, elle promet de payer l’intérêt sur le montant en défaut en la même monnaie et au même taux, aux mêmes endroits et semi-annuellement, aux mêmes dates. L’intérêt sur cette débenture subordonnée sera payable (sauf à l’échéance alors que l’intérêt pourra, au choix de la société, être payé sur remise de cette débenture subordonnée) par chèque posté au porteur inscrit de cette débenture subordonnée, tel que le prévoit l’acte de fiducie, et, sous réserve des dispositions de l’acte de fiducie, l’envoi par la poste d’un tel chèque satisfera et acquittera l’obligation de payer l’intérêt sur cette débenture subordonnée jusqu’à concurrence du montant représenté par ce chèque plus le montant de toute taxe ou impôt que la société est tenue de retenir et qu’elle retient.
     Cette débenture subordonnée est l’une des débentures subordonnées de la société émises ou pouvant être émises en une ou plusieurs séries en vertu des dispositions d’une convention (cette convention, ainsi que tous les actes supplémentaires ou se rattachant à celle-ci, sont ci-après appelés l’«acte de fiducie») intervenue en date du 17 avril 1996 entre la société et la Compagnie Montréal Trust (ci-après appelée le «fiduciaire») à titre de fiduciaire. Les débentures subordonnées à 8,875%, série 1, échéant en 2026 (ci-après quelquefois appelées les «débentures subordonnées de la série 1»), dont cette débenture subordonnée fait partie, sont limitées au montant en principal global de 500 000 000 $ en monnaie légale du Canada et viennent à échéance le 17 avril 2026. Le montant en principal global des débentures subordonnées des autres séries qui peuvent être émises en vertu de l’acte de fiducie est illimité, mais ces débentures subordonnées ne peuvent être émises que conformément aux modalités et sous réserve des conditions prévues dans l’acte de fiducie.

Section 5.01
     Cette débenture subordonnée prend rang égal et proportionnel avec toutes les autres débentures subordonnées attestées et livrées en vertu de l’acte de fiducie, sans distinction, préférence ou priorité. Cette débenture subordonnée constitue une obligation directe non garantie de la société. L’acte de fiducie prévoit qu’en cas d’insolvabilité ou de liquidation de la société, l’endettement constaté par toutes les débentures subordonnées émises en vertu de celui-ci, y compris les débentures subordonnées de la série 1, sera subordonné, quant au droit de paiement, au paiement prioritaire et intégral du principal, ainsi que de la prime, le cas échéant, de l’intérêt et d’autres montants afférents à (i) l’endettement, autre que l’endettement représenté par les débentures subordonnées, émis, pris en charge ou garanti par la société découlant de capitaux empruntés ou du paiement différé d’un bien; (ii) toute autre dette de la société; et (iii) des renouvellements, prolongations ou remboursements de tel endettement sauf, dans chaque cas, de l’endettement qui, selon ses modalités, a égalité ou infériorité de rang, quant au droit de paiement, par rapport aux débentures subordonnées. Il y a lieu de se reporter à l’acte de fiducie pour le détail des droits des porteurs de débentures subordonnées, ceux de la société et du fiduciaire et pour le détail des modalités et conditions en vertu desquelles les débentures subordonnées sont émises et détenues, à l’ensemble desquels le porteur de cette débenture subordonnée consent par son acceptation des présentes.
     Sous réserve des conditions prévues dans l’acte de fiducie, la société aura le droit, à son gré, de prolonger de temps à autre la période de paiement des intérêts, pourvu que la prolongation n’excède pas 5 ans (la «période de prolongation»), et que cette période de prolongation se termine à une date de paiement d’intérêt à laquelle des intérêts seraient autrement payables conformément aux dispositions des présentes et ne dépasse pas l’échéance des débentures subordonnées de la série 1. La société pourra, avant l’expiration de toute période de prolongation, de temps à autre, accroître la durée d’une telle période de prolongation, pourvu que, à la suite d’un tel accroissement, la période de prolongation n’excède pas 5 ans ou ne dépasse pas l’échéance des débentures subordonnées de la série 1. À l’expiration de la période de prolongation, la société paiera les intérêts courus et non versés sur les débentures subordonnées de la série 1 y compris les intérêts sur ceux-ci au taux de 8,875 % l’an. Lorsqu’une période de prolongation se termine et que tous les montants alors dus sont payés, la société peut choisir une nouvelle période de prolongation. La société doit aviser les porteurs de son choix d’une telle période de prolongation ou d’un tel accroissement au moins 10 jours ouvrables avant la prochaine date de paiement des intérêts.
     La société aura le droit, à son gré, sur préavis d’au moins 30 jours et d’au plus 60 jours, de racheter avant le 17 avril 2026 en totalité ou de temps à autre en partie les débentures subordonnées de la série 1 alors en cours à un prix égal au plus élevé des montants suivants, à savoir le prix basé sur le rendement des obligations du gouvernement du Canada (tel que ce terme est défini à l’acte de fiducie) et 100 % du montant en principal de celles-ci plus, dans chaque cas, l’intérêt couru, le cas échéant, jusqu’à la date fixée pour le rachat.

Section 5.01
     La société se réserve le droit d’acheter, à quelque prix que ce soit, des débentures subordonnées de la série 1 sur le marché, par appel d’offres ou par convention privée.
     Dans le cas d’un défaut, tel que le définit l’acte de fiducie, le principal et l’intérêt de toutes les débentures subordonnées en cours en vertu de l’acte de fiducie peuvent être déclarés immédiatement dus et exigibles et le devenir dès lors, avec les conséquences et sous réserve des conditions contenues dans l’acte de fiducie. L’acte de fiducie contient des dispositions concernant la renonciation aux défauts et l’annulation de telles déclarations et précise les modalités et conditions auxquelles sont soumises ces renonciations et annulations.
     L’acte de fiducie contient des dispositions qui prévoient que tous les porteurs de débentures subordonnées en cours seront liés par des résolutions adoptées aux assemblées de tels porteurs, tenues conformément à de telles dispositions, ainsi que par des écrits signés par les porteurs d’une majorité spécifiée de débentures subordonnées en cours.
     Sur présentation au bureau principal de l’agent chargé de la tenue des registres, la Compagnie Trust R-M, à St. John’s, Halifax, Charlottetown, Saint-John (N.-B.), Montréal, Toronto, Winnipeg, Regina, Calgary ou Vancouver, ou à tout autre endroit que peut choisir la société de temps à autre, mais sous réserve des dispositions de l’acte de fiducie et une fois satisfaites les exigences raisonnables du fiduciaire : (1) les débentures subordonnées de toute coupure peuvent être échangées pour des débentures subordonnées de toute autre coupure autorisée, dans chaque cas de la même série et pour un même montant en principal global; et (2) une débenture subordonnée peut être transférée par son porteur inscrit ou ses exécuteurs, administrateurs ou autres représentants légaux, ou par son ou leur fondé de pouvoir dûment mandaté par écrit.

Section 5.01
     Cette débenture subordonnée ne liera la société que lorsqu’elle aura été attestée par le fiduciaire ou l’agent chargé de la tenue des registres alors en fonction en vertu de l’acte de fiducie ou au nom de l’un d’eux.
     EN FOI DE QUOI Bell Canada a fait apposer son sceau à cette débenture subordonnée et l’a fait signer par son président et son secrétaire de la société en date du 17 avril 1996.
BELL CANADA

Le secrétaire de la société,	Le président,

____________________________	____________________________
(Seal)

Section 5.01
(Form of Registrar’s Certificate)

ATTESTATION DE L’AGENT CHARGÉ DE LA TENUE
DES REGISTRES
     La présente débenture subordonnée est une des débentures subordonnées à 8,875%, série 1, échéant en 2026, visées dans l’acte de fiducie mentionné ci-dessus.
Date d’attestation _______

COMPAGNIE TRUST R-M, l’agent chargé de la tenue des registres
Par :
signataire autorisé

(Form of Transfer)
TRANSFERT
     POUR VALEUR REÇUE, le(s) soussigné(s), par les présentes, cède(nt) et transporte(nt) à _______ la présente débenture subordonnée y compris le principal et les intérêts courus sur celle-ci et par les présentes constitue (nt) et nomme (nt) irrévocablement _______fondé de pouvoir aux fins de transférer cette débenture subordonnée sur le registre tenu à cette fin et avec plein droit de délégation de pouvoir.
Daté du _______
En présence de:

Section 6.01
ARTICLE SIX
Execution
SECTION 6.01. Counterparts and Formal Date. This First Supplemental Trust Indenture may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear date as of April 17, 1996.
     IN WITNESS WHEREOF the parties hereto have declared that they have required that these presents be in the English language and have executed these presents under their respective corporate seals and the hands of their proper officers in that behalf.

BELL CANADA

/s/ A. D’Souza	by: /s/ S. Jegher
Witness

(Seal)

MONTREAL TRUST
COMPANY —
COMPAGNIE MONTRÉAL
TRUST

/s/ M. Longpré	by: /s/ Guy L’Espérance
Witness

/s/ E. Reinhold	and: /s/ Louis Lochhead
Witness

(Seal)